PRIME RETAIL, L.P.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
   TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS AND DIVIDENDS

              (AMOUNT IN THOUSANDS, EXCEPT FOR RATIO INFORMATION)

                                                       Six Months Ended June 30
                                                       ------------------------
                                                           1998            1997
                                                           ----           ----
Income before minority interests                        $    378        $ 7,681
Loss on sale of real estate                               15,461              -
Interest incurred                                         21,621         20,215
Amortization of capitalized interest                         207            157
Amortization of debt issuance costs                          648          1,230
Amortization of interest rate protection contracts           681            695
Less interest earned on interest rate
   protection contracts                                      (23)           (63)
Less capitalization interest                              (2,778)        (2,003)
                                                       ---------        -------
   Earnings                                               36,195         27,912
                                                       ---------        -------

Interest incurred                                         21,621         20,215
Amortization of debt issuance costs                          648          1,230
Amortization of interest rate protection
   contracts                                                 681            695
Preferred unit distributions                              11,335          6,186
                                                       ---------        -------
  Combined Fixed Charges and
     Preferred Unit Distributions                         34,285         28,326
                                                       ---------        -------
Excess of Combined Fixed Charges
   and Preferred Unit Distributions
   over Earnings                                                       $   (414)
                                                                      =========
Ratio of Earnings to Combined Fixed
   Charges and Preferred Unit
   Distributions                                            1.06   x
                                                       ===========